Exhibit 23.8
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Data & Consulting Services Division of Schlumberger Technology Corporation consents to the incorporation by reference in this Registration Statement on Form S-3 of information contained in our reports, as of 31 December 2008, 2007 and 2006, setting forth the estimates of revenues from the oil and gas reserves of Quicksilver Resources Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended 31 December 2008. We further consent to the reference to us under the heading “Reserve Engineers” in the prospectus and any prospectus supplement that is part of this Registration Statement.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION
By:	/s/ Charles M. Boyer II
Charles M. Boyer II, P.G., C.P.G., C.C.G.
Advisor — Unconventional Reservoirs

Pittsburgh, PA
16 June 2009